Exhibit 24.1

Powers of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, each of whom is a member of the Board of Directors of Evergy, Inc., a Missouri corporation, constitutes and appoints David A. Campbell, Kirkland B. Andrews and Heather A. Humphrey, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and re-substitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, a Registration Statement on Form S-8 relating to the Evergy, Inc. Long-Term Incentive Plan, and any and all amendments (including post-effective amendments) thereto, with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands this 9th day of May, 2022.

/s/ David A. Campbell	/s/ Thomas D. Hyde
David A. Campbell	Thomas D. Hyde

/s/ B. Anthony Isaac	/s/ Paul M. Keglevic
B. Anthony Isaac	Paul M. Keglevic

/s/ Mary L. Landrieu	/s/ Sandra A.J. Lawrence
Mary L. Landrieu	Sandra A.J. Lawrence

/s/ Ann D. Murtlow	/s/ Sandra J. Price
Ann D. Murtlow	Sandra J. Price

/s/ Mark A. Ruelle	/s/ James Scarola
Mark A. Ruelle	James Scarola

/s/ S. Carl Soderstrom Jr.	/s/ C. John Wilder
S. Carl Soderstrom Jr.	C. John Wilder